                                                                      EXHIBIT 12


                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The historical ratios of earnings to fixed charges of Kinder Morgan Energy Partners, L.P. and our consolidated subsidiaries for the periods indicated are as follows:


                                                      SIX MONTHS                   YEAR ENDED DECEMBER 31,
                                                         ENDED      ----------------------------------------------------
                                                     JUNE 30, 2002    2001       2000       1999       1998       1997
                                                     -------------  --------   --------   --------   --------   --------
                                                                       (Dollars in Thousands)
Earnings:
  Pre-tax Income from Continuing Operations
    Before Extraordinary Item and  Before
    Adjustment For Minority Interest(1) and
    Equity Earnings per Statement of Income             $255,702     $394,333   $236,861   $158,950   $ 94,042   $11,452

Add:
  Fixed Charges                                           86,980      179,708    100,120     56,747     42,728    12,710
  Amortization of capitalized interest                       231          201        131         76         34
  Distributed Income of Equity Investees                  37,259       68,832     47,512     33,686     19,670     9,588

Less:
  Interest Capitalized from Continuing Operations          2,697        3,134      2,506      1,887      1,500        27
                                                        --------     --------   --------   --------   --------   -------
Earnings as Adjusted                                    $377,475     $639,940   $382,118   $247,572   $154,974   $33,723
                                                        --------     --------   --------   --------   --------   -------

Fixed Charges:
  Interest and Debt Expense, Net per Statements
    of Income (Includes Amortization of Debt
    Discount, Premium and Expense)                      $ 83,773     $175,930   $ 97,102   $ 54,336   $ 40,856   $12,605

Add:
  Interest Capitalized from Continuing Operations          2,697        3,134      2,506      1,887      1,500        27
  Portion of Rents Representative of
    the Interest Factor                                      510          644        512        524        372        78
                                                        --------     --------   --------   --------   --------   -------
Fixed Charges                                           $ 86,980     $179,708   $100,120   $ 56,747   $ 42,728   $12,710
                                                        --------     --------   --------   --------   --------   -------

Ratio of Earnings to Fixed Charges                          4.34         3.56       3.82       4.36       3.63      2.65
                                                        ========     ========   ========   ========   ========   =======

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(1)  Assumes $750,000 incremental debt at 6.65% and retirement of (i) $743,011 at 2.1% (commercial paper outstanding at 6/30/02).